AMENDMENT TO
                         INVESTMENT MANAGEMENT AGREEMENT

     This Amendment dated as of April 30, 2003, is to the Investment Management Agreement made as of the 10th day of May, 2002 (the "Agreement") by and between Franklin Templeton Asset Strategies, LLC, a U.S. registered investment adviser and a Delaware limited liability company (the "Manager") and Templeton Institutional Funds, Inc. (the "Company") on behalf of Franklin Templeton Non-U.S. Core Equity Series.

                                   WITNESSETH:

     WHEREAS, both the Manager and the Company wish to amend the Agreement;

     WHEREAS, the Manager reorganized into FRANKLIN TEMPLETON ALTERNATIVE STRATEGIES, INC., a Delaware corporation, a successor entity, on April 30, 2003; and

     WHEREAS, Franklin Templeton Alternative Strategies, Inc. is under common control with Franklin Templeton Asset Strategies, LLC, and the Board of Directors of Templeton Institutional Funds, Inc. has determined that the reorganization will not result in an assignment of the Agreement under the Investment Company Act of 1940, as amended.

     NOW, THEREFORE, in consideration of the foregoing premises, the parties hereto agree as follows:

     1. The Manager's name is henceforth to be known as "Franklin Templeton Alternative Strategies, Inc."

     2. All references to the Manager being a "Delaware limited liability company" in the Agreement are hereby changed to a "Delaware corporation."

     IN WITNESS WHEREOF, this Amendment has been executed on behalf of each party as of the date set forth above.

                           FRANKLIN TEMPLETON ALTERNATIVE STRATEGIES, INC.



                           By:/s/GREGORY E. MCGOWAN
                              --------------------------------------------------
                                 Gregory E. McGowan
                                 Vice President


                           TEMPLETON INSTITUTIONAL FUNDS, INC.



                           By: /s/MURRAY L. SIMPSON
                              --------------------------------------------------
                                 Murray L. Simpson
                                 Vice President and Assistant Secretary